EXHIBIT 10.70

KENNAMETAL INC.

CASH SETTLED PERFORMANCE UNIT AWARD

FOR CHINA-BASED EMPLOYEES
Award Date: ________________

Kennametal Inc. (the “Company”) hereby awards to «name» (the “Awardee”), as of the Award Date listed above, this Cash Settled Performance Unit Award (the “Award”) for «number of target units» Award Units, subject to the terms and conditions of the Kennametal Inc. 2024 Stock and Incentive Plan (the “Plan”) and the additional terms listed below. Capitalized terms used herein, but not otherwise defined, shall have the same meaning ascribed to them in the Plan.

1.Notwithstanding any provisions of the Plan, each Award Unit represents the right to receive a cash payment from the Company (or an Affiliate or Subsidiary thereof, as applicable) equal to the Fair Market Value of one Share of the Company’s Capital Stock (“Company Stock”), par value $1.25 per share, subject to the satisfaction of the Service Condition described herein and the Performance Conditions attached hereto as Exhibit A. Award Units as initially awarded have no independent economic value, but rather are mere units of measurement used for purposes of calculating the number of Award Units to be used in determining the amount of the cash payment, if any, to be made under the Award. The maximum number of Award Units that may be earned under this Award is equal to 2.0 times the target number of Award Units listed in the preamble above. All vested Award Units are paid in cash to the Awardee and in no circumstance is Company Stock awarded to the Awardee.

2.Except as otherwise provided in this Award, Awardee must be actively employed by the Company on the Payment Date (defined below) to be eligible to receive cash in payment of any Award Units earned under this Award (the “Service Condition”).

3.In addition to satisfaction of the Service Condition, payment under this Award is subject to, and contingent upon, achievement of the annual Performance Conditions during the Performance Period specified on Exhibit A. The amount of this Award payable to Awardee will be determined by the level of achievement of the annual Performance Conditions as set forth in Exhibit A. Achievement of the Performance Conditions, including the level of achievement, if any, for each fiscal year in the Performance Period shall be determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”), in its sole discretion, and Awardee agrees to be bound by such determination; provided, however, the Compensation Committee shall not use its discretionary authority reserved to it under Section 6(f) of the Plan to reduce the number of Award Units earned, if any, based on the achievement of the Performance Conditions pursuant to the terms and conditions of this Award. For each fiscal year of the Performance Period, any Award Units that are not earned will be cancelled and forfeited at the end of such fiscal year.

4.Performance Determination and Payment.

a.    At the end of each fiscal year of the Performance Period to which this Award relates, the Compensation Committee will certify in writing the extent to which the applicable annual Performance Conditions have been achieved. For purposes of this provision, the approved minutes of the Committee meeting in which the certification is made may be treated as written certification.

b.    Subject to the terms and conditions of this Award and unless otherwise specifically provided herein, Award Units earned by an Awardee will be settled and paid in cash as soon as practicable following the end of the three-year Performance Period on a date determined in the Company’s discretion, but in no event later than the 15th day of the third month following the last day of the fiscal year in which the Performance Period ends (the “Payment Date”), subject to the Awardee’s satisfaction of all applicable income and employment withholding taxes. For the avoidance of doubt, in the People’s Republic of China, the Company, per se, will not make such cash payment to the Awardee, instead, the Chinese local subsidiary of the Company will, using its own RMB funds, make such cash payment in RMB equal to the Fair Market Value at the current foreign exchange rate to the Awardee on the Payment Date.

5.Change in Awardee’s Status; Change in Control.
a.    Death or Disability. In the event an Awardee Separates from Service before the Payment Date on account of death or Disability, the Service Condition will be waived. For completed fiscal years, Awardee shall be entitled to receive cash payment for any Award Units that have been earned based on the achievement of the Performance Conditions applicable to such fiscal year. For fiscal years not completed, the Performance Conditions will be deemed to have been achieved at the target level and the Awardee will be deemed to have earned for each such fiscal year a number of Award Units that were able to be earned for such fiscal year.
Subject to the terms and conditions of this Award and unless otherwise specifically provided herein, in the event an Awardee Separates from Service on account of death or Disability, the Award Units, to the extent earned by the Awardee, shall be paid in cash as soon as practicable following the date of such Separation from Service, but in no event later than the 15th day of the third month following the last day of the fiscal year in which the Separation from Service occurs.
b.    Change in Control. In the event there is a Change in Control during the Performance Period, (i) with respect to all outstanding Award Units subject to this Award (other than Award Units for fiscal years within the Performance Period that were completed prior to the Change in Control), the target level of performance set forth with respect to each performance criterion under such Award Units shall be deemed to have been attained (or, if higher, the actual level of performance achieved) and such Award Units shall be converted into, and remain outstanding, as Restricted Units and (ii) with respect to Award Units for fiscal years within the Performance Period that were completed prior to the Change in Control, such Award Units, measured at actual performance achieved, shall remain outstanding. Unless otherwise specifically provided herein, payment under this Award will remain subject to the satisfaction of the Service Condition.
c.    Change in Control Separation. In the event an Awardee Separates from Service prior to the Payment Date on account of an involuntary termination by the Company without cause or Awardee voluntarily terminates employment for Good Reason (as defined in the Plan) (a) within the six-month period immediately preceding a Change in Control in contemplation of such Change in Control (and the Change in Control actually occurs) or (b) during the two-year period following a Change in Control (a “Change in Control Separation”), the Service Condition applicable to the Award Units and/or Restricted Units into which such Award Units were converted upon the Change in Control will be waived and such Award Units and/or Restricted Units shall be fully vested and nonforfeitable. Upon such Separation from Service, the Award Units, to the extent earned by the Awardee, shall be paid in cash as soon as practicable following the date of such Separation from Service, but in no event later than the 15th day of the third month following the last day of the fiscal year in which the Separation from Service occurs.
d.    Retirement. In the event a Retirement Eligible Awardee (as defined below) Separates from Service on account of Retirement (including Early Retirement) during the Performance Period, the Service Condition will be waived (i) in the case of Retirement other than Early Retirement, on all outstanding Award Units or (ii) in the case of Early Retirement, on a pro-rata portion of such Award Units based upon the ratio of the number of days of the Awardee’s employment during the Performance Period to the total number of days in the Performance

Period, and the remainder of such Award Units shall immediately terminate and be forfeited without payment by the Company or any affiliate. The amount to be paid, if any, with respect to the Award Units on which the Service Condition was waived will be determined following the end of the Performance Period based upon the actual achievement of the Performance Condition over the Performance Period.
With respect to an Awardee who Separates from Service on account of Retirement during the Performance Period (a “Retirement Eligible Awardee”), any payment for any Award shall be made on the Payment Date provided in Section 4(b), above. Notwithstanding the foregoing or any provisions of this Award or the Plan to the contrary, for a U.S. participant who is a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) upon Separation from Service due to Retirement (including Early Retirement), Disability or a Change in Control Separation, the payment, if any, for this Award will be delayed and delivered on the first day following the six (6) month anniversary of the Awardee’s Separation from Service (or upon earlier death) if and to the extent such payments would constitute or be considered as deferred compensation under Code Section 409A, subject to the Awardee’s satisfaction of all applicable income and employment withholding taxes.

e.    All Other Separations from Service. In the event an Awardee Separates from Service for any other reason (other than death, Disability, Retirement or Change in Control Separation), including, but not limited to, voluntarily by the Awardee, or involuntarily by the Company with or without cause, prior to the Payment Date, all Award Units granted to the Awardee shall be cancelled and forfeited, whether payable or not, without payment by the Company or any Affiliate.

6.The Awardee shall have only the Company's unfunded, unsecured promise to pay pursuant to the terms of this Award. The rights of the Awardee hereunder shall be that of an unsecured general creditor of the Company, and the Awardee shall not have any security interest in any assets of the Company (or an Affiliate or Subsidiary thereof). The Awardee shall not have any rights of ownership in Company Stock, including, but not limited to, the right to vote or accrue dividends on Company Stock.
7.The Award Units may not be sold, assigned, pledged, exchanged, hypothecated, gifted or otherwise transferred, encumbered or disposed of prior to the Payment Date, except as described herein or in the Plan (the “Forfeiture Restrictions”). The Forfeiture Restrictions will be binding upon, and enforceable against, any permitted transferee of the Award Units.

8.For U.S. Participants, this Performance Unit Award is intended to comply with Section 409A of the Internal Revenue Code (which deals with nonqualified deferred compensation) or an exception thereto and the regulations promulgated thereunder and will be construed accordingly. To the extent a payment is subject to Section 409A and not excepted therefrom, such payment shall be treated as made on the specified date of payment if such payment is made at such date or a later date in the same calendar year or, if later, by the 15th day of the third calendar month following the specified date of payment, as provided and in accordance with Treas. Reg. § 1.409A-3(d). An Awardee shall have no right to designate the date of any payment under this Award. The Company reserves the right to administer, amend or modify the Award or to take any other action necessary or desirable to enable the Award to be interpreted and construed accordingly. Notwithstanding the foregoing, the Awardee acknowledges and agrees that Section 409A may impose upon the Awardee certain taxes or interest charges for which the Awardee is and shall remain solely responsible.

9.Notwithstanding anything to the contrary in this Award or the Plan, in the event that this Award is not accepted by the Awardee on or before the date that is 180 days from the grant date noted herein (the “Forfeiture Date”), then this Award shall become null and void and all Award Units subject to this Award shall be forfeited by the Awardee as of the Forfeiture Date. For acceptance to be valid, the Awardee must accept this Award in the manner specified by the Company.

10.All other terms and conditions applicable to this Award are contained in the Plan. A copy of the Plan and related Prospectus is available on your accounts page at netbenefits.fidelity.com under Plan Information and Documents, as well as on The Hub under Human Resources.

KENNAMETAL INC.

By:     Michelle R. Keating
Title: Vice President, Secretary and General Counsel

Exhibit A

[To Be Updated Annually]

Performance Conditions for FY2_ Performance Unit Awards

The Awards are governed by the Plan and this Award agreement.